Exhibit 99.1

JAKKS Pacific® Announces Increase in Size and Pricing of Convertible Senior Notes Offering

MALIBU, Calif.--(BUSINESS WIRE)--June 3, 2014--JAKKS Pacific, Inc. (NASDAQ: JAKK) today announced the pricing of $100 million principal amount of 4.875% convertible senior notes due 2020 (the “notes”). This is an increase in the offering size of $25 million principal amount of the notes from the previously announced offering size.

The notes will pay interest semi-annually at a rate of 4.875% per annum and will mature on June 1, 2020. The notes will be convertible at the option of the holder, and upon conversion, the notes will be settled in shares of JAKKS’ common stock, except that cash will be paid in lieu of any fractional shares. The conversion rate will initially be 103.7613 shares of JAKKS common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.64 per share of common stock), subject to adjustment in certain circumstances. The notes will be senior unsecured obligations of JAKKS and will rank equal in right of payment with all of JAKKS’ existing and future senior unsecured indebtedness. The notes will be effectively subordinate to all of JAKKS’ existing and future secured indebtedness, to the extent of the assets securing such debt.

JAKKS anticipates closing the offering of the notes on June 9, 2014. JAKKS also granted the initial purchaser of the notes a 30-day option to purchase up to $15.0 million in principal amount of additional notes.

JAKKS intends to use the net proceeds from this offering to repurchase all or a portion of the $39.0 million aggregate principal amount of its 4.50% convertible senior notes due 2014 prior to their maturity. Additionally, JAKKS intends to apply up to $25 million of the net proceeds to fund the cost of purchasing shares of its common stock by entering into a prepaid forward share repurchase transaction with an affiliate of the initial purchaser. JAKKS will use any remaining net proceeds from the offering for general corporate purposes, including the payment at their maturity of any of the 2014 notes that it is unable to repurchase prior to their maturity.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will not be registered under the Securities Act or any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, miWorld™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics®, Saban’s Power Rangers®, and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those risks and other factors set forth in JAKKS’ filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2014 JAKKS Pacific, Inc. All rights reserved.

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, (310) 455-6210
Anne-Marie Grill, (310) 455-6245